Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces Closing of
Flat Rock Field $365 Million Property Acquisition>

Company Increasing Exploration and Development Budget to $765 Million

DENVER – May 30, 2008 – Whiting Petroleum Corporation (NYSE: WLL) today announced that it has completed its acquisition from Chicago Energy Associates, LLC of interests in producing gas wells and development acreage in the Flat Rock field in Uintah County, Utah for $365 million in cash. The acquisition also includes gas gathering facilities. The effective date of the acquisition is January 1, 2008. Whiting funded the purchase price with borrowings under its existing bank credit facility.

Net production from the properties was 19 million cubic feet of gas equivalent (MMcfe) per day in March 2008. Whiting estimates that the proved reserves contained in the acquired properties to be 115.2 billion cubic feet equivalent (Bcfe), of which 98% is natural gas. Of the 115.2 Bcfe, 22% is proved developed producing and 78% is proved undeveloped. After allocation of $35 million of the purchase price to the gas gathering facilities, the remaining $330 million results in an acquisition cost for the proved reserves of $2.86 per thousand cubic feet of gas equivalent (Mcfe). Gas gathering assets in the acquisition include 44 miles of lines, compression and processing facilities that deliver the gas to the Questar Mainline 40 interstate pipeline. Approximately 83% of the current net daily production from these properties is operated by Whiting.

The acquisition includes interests in seven wells producing from the Entrada sandstone formation at a depth of 11,500 feet, as well as 24 wells producing from shallower Wasatch and Dakota formations. Production from the wells completed in the Entrada formation makes up 97% of the net daily production. The Entrada in this area may contain over 100 feet of net pay. Forty-nine square miles of 3-D seismic support a current plan of approximately 59 additional wells to more fully develop the Entrada and other formations on the 22,029 gross and 11,534 net acres included in the acquisition. Of these 59 additional wells, Whiting expects to operate 15 while 44 are expected to be operated by another experienced area operator.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “We believe this is an excellent acquisition for Whiting and our shareholders in light of the $2.86 per Mcfe acquisition cost and the significant upside potential for reserve additions at the Flat Rock field. We also expect the continued development planned for the Flat Rock field to increase our net production from the field by approximately 70% in 2009 and to double the current rate in 2010.”

Whiting is updating its guidance only to reflect the impact of the acquisition on the Company’s second quarter and full-year 2008 results. We plan to update our companywide production guidance after the end of the second quarter when more data is available from our current drilling programs. Due to the additional operated and non-operated drilling at the Flat Rock field, we are increasing our exploration and development budget to $765 million from $740 million.

Guidance for the second quarter and full-year 2008 is as follows:

Guidance
	Second Quarter 2008			Full-Year 2008
Production (MMBOE)	3.75	--	3.85	15.60	--	15.80
Lease operating expense per BOE	$ 14.60	--	$ 15.00	$ 14.50	--	$ 14.90
General and admin. expense per BOE	$ 5.70	--	$ 5.90	$ 3.95	--	$ 4.25
Interest expense per BOE	$ 4.05	--	$ 4.25	$ 4.25	--	$ 4.45
Depr., depletion and amort. per BOE	$ 13.90	--	$ 14.30	$ 14.10	--	$ 14.50
Prod. taxes (% of production revenue)	6.3%	--	6.7%	6.4%	--	6.8%
Oil Price Differentials to NYMEX per Bbl	$ 8.50	--	$ 9.00	$ 8.50	--	$ 9.00
Gas Price Differentials to NYMEX per Mcf	$ 0.30	--	$ 0.50	$ 0.25	--	$ 0.45

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,”“intend,” “plan,” “estimate,” “anticipate,”“believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil or gas prices; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs and CO2; our ability to obtain external capital to finance acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses, including the properties acquired from Chicago Energy; unforeseen underperformance of or liabilities associated with acquired properties, including the properties acquired from Chicago Energy; our ability to successfully complete potential asset dispositions; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; risks related to our level of indebtedness and periodic redeterminations of our borrowing base under our credit agreement; our ability to replace our oil and gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2007. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

3